CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated November 8, 2002 relating to the financial statements and financial highlights which appears in the September 30, 2002 Annual Report to Shareholders of Bailard, Biehl & Kaiser Cognitive Value Fund, Bailard, Biehl & Kaiser Enhanced Growth Fund, Bailard, Biehl & Kaiser International Equity Fund and Bailard, Biehl & Kaiser Bond Opportunity Fund (constituting Bailard, Biehl & Kaiser Opportunity Fund Group, Inc.) which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights", "Other Services" and "Financial Statements" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

San Francisco, California
January 24, 2003